Filed Pursuant to Rule 424(b)(3)

File Number 333-123228

PROSPECTUS SUPPLEMENT NO. 10

to Prospectus declared

effective on June 12, 2006

(Registration No. 333-123228)

SPARK NETWORKS PLC

This Prospectus Supplement No. 10 supplements our Prospectus dated June 12, 2006 and Prospectus Supplements Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9 (collectively referred to as, the “Prospectus Supplements”) dated June 20, July 10, August 4, August 11, September 21, November 9, November 15, November 22 and November 30, 2006, respectively. The selling shareholders identified in the Prospectus are offering ordinary shares in the form of American Depositary Shares, or ADSs. Each ADS represents the right to receive one ordinary share. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 10 together with the Prospectus and Prospectus Supplements. This Prospectus Supplement No. 10 includes the attached Current Report on Form 8-K of Spark Networks plc as filed with the Securities and Exchange Commission on February 5, 2007.

Our ADSs are listed on the American Stock Exchange under the trading symbol “LOV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 10 is February 7, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2007

Spark Networks plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales

(State or Other Jurisdiction of Incorporation)

000-51195	98-0200628
(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)

(323) 836-3000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 1, 2007, Spark Networks plc, a public limited company incorporated under the laws of England and Wales (the “Company”), acquired through its wholly-owned subsidiary, HD Acquisition, LLC, a Delaware limited liability company (“HD”), the assets of Hurry Brands, LLC, a Florida limited liability company (“Hurry”) pursuant to an Asset Purchase Agreement (the “Agreement”) dated February 1, 2007 entered into by and between the Company, Hurry, HD, Ken Deckinger, and Adele Tongish. Mr. Deckinger and Ms. Tongish are employees and membership interest holders of Hurry. Pursuant to the terms of the Agreement, Hurry agreed to sell and transfer the rights to and interests in all of its assets to HD, with the Company acting as the guarantor of HD. Hurry is an online personals and singles events company that conducts parties in major cities across the United States at which singles can go on multiple mini-dates in one night. Hurry’s assets include, among other things, real property, intellectual property, goodwill and licenses. The Company paid $2,000,000 to Hurry upon execution of the Agreement, and an additional sum of up to approximately $250,000 may be paid by the Company to Hurry, calculated based on Hurry’s working capital as of December 31, 2006. Furthermore, over the next two and a half years after signing, HD will pay Hurry up to an additional $3,250,000, calculated based on Hurry’s net operating income, for the period between April 1, 2007 and March 31, 2008, and the duration for which Mr. Deckinger and Ms. Tongish remain employed by HD after the date of the Agreement.

On February 1, 2007, the Company issued a press release announcing its acquisition of the assets of Hurry. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated February 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2007	SPARK NETWORKS PLC

	By:	/s/ Mark G. Thompson
	Name:	Mark G. Thompson
	Title:	Chief Financial Officer